Ligand Reports Fourth Quarter and Full Year 2024 Financial Results

Robust financial performance driven by full year 2024 royalty revenue growth of 28%

Reiterating 2025 financial guidance of $180-$200 million in revenues and adjusted earnings per diluted share1 of $6.00-$6.25

Conference call and webcast at 8:30 a.m. Eastern time today

JUPITER, Fla. – February 27, 2025 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and twelve months ended December 31, 2024, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today beginning at 8:30 a.m. Eastern time to discuss this announcement and answer questions.
“We achieved significant revenue growth in 2024 driven by strong momentum across our major commercial programs,” said Todd Davis, CEO of Ligand. “Three of our portfolio products with blockbuster sales potential, Verona’s Ohtuvayre, Travere’s Filspari and Merck’s Capvaxive, received FDA approvals in 2024 and are at an early stage in their growth trajectories. Moreover, the important addition of Recordati’s Qarziba to our portfolio last year highlights the expertise of our investment team. Looking ahead to 2025, we anticipate multiple value-creating milestones, including the potential for a strategic transaction and subsequent launch of the recently approved ZELSUVMI™ by mid-2025. We believe we are well positioned and capitalized to execute on our broad pipeline of potential investment opportunities to drive significant future growth and create long-term shareholder value.”
Fourth Quarter 2024 Financial Results
Total revenues and other income for the fourth quarter of 2024 were $42.8 million, compared with $28.1 million for the same period in 2023, with the 52% increase driven primarily by royalty revenue. Royalties for the fourth quarter of 2024 were $34.8 million, compared with $22.5 million for the same period in 2023, with the 55% increase primarily attributable to royalties earned on Ligand’s recently acquired royalty asset, Qarziba, and an increase in sales of Travere Therapeutics’ Filspari. Captisol® sales were $7.9 million for the fourth quarter of 2024, compared with $3.9 million for the same period in 2023, with the increase due to timing of customer orders. Contract revenue and other income was $0.1 million for the fourth quarter of 2024, compared with $1.7 million for the same period in 2023, with the difference due to the timing of partner milestone events.
Cost of Captisol was $2.8 million for the fourth quarter of 2024, compared with $1.6 million for the same period in 2023, with the change due to an increase in Captisol sales. Amortization of intangibles was $8.3 million for the fourth quarters of both 2024 and 2023. Research and development expenses were $4.4 million for the fourth quarter of 2024, compared with $5.5 million for the same period in 2023. General and administrative expenses were $25.6 million for the fourth quarter of 2024, compared with $16.0 million for the same period in 2023, with the increase primarily attributable to higher employee-related expenses and increased operating costs associated with incubating the Pelthos Therapeutics business. Fair value adjustment to partner program derivatives was $7.2 million for the fourth quarter of 2024 primarily due to the discontinued development of certain Agenus partnered programs.
GAAP net loss was $31.1 million, or $1.64 per share for the fourth quarter of 2024, compared with net income of $18.2 million, or $1.03 per diluted share, for the same period in 2023. GAAP net loss for the fourth quarter of 2024
1 A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our adjusted earnings per diluted share.

included loss of 23.9 million from our short-term investments. Core adjusted net income from continuing operations for the fourth quarter of 2024 was $25.2 million, or $1.27 per diluted share, compared with $18.6 million, or $1.05 per diluted share, for the same period in 2023. Core adjusted net income excluded gains from the sale of Viking Therapeutics common stock in the fourth quarter of 2023. We did not sell any shares of Viking Therapeutics common stock in the fourth quarter of 2024. The increase in core adjusted net income was driven primarily by the 55% increase in royalty revenue. See the table below for a reconciliation of net income (loss) from continuing operations to core adjusted net income from continuing operations.
As of December 31, 2024, Ligand had cash, cash equivalents and short-term investments of $256.2 million which included $40.2 million in Viking Therapeutics common stock.
Full Year 2024 Financial Results
Total revenues and other income for full year 2024 were $167.1 million, compared with $131.3 million for full year 2023. Royalties for full year 2024 were $108.8 million, compared with $85.0 million for full year 2023, with the increase primarily attributable to royalties earned on Qarziba and an increase in royalties on Filspari. Captisol sales were $30.9 million for full year 2024, compared with $28.4 million for full year 2023, with the change due to the timing of customer orders. Contract revenue and other income was $27.5 million for full year 2024, compared with $18.0 million for full year 2023, with the increase driven by milestone payments of $19.2 million earned from Verona Pharma upon the approval and commercial launch of Ohtuvayre.
Cost of Captisol was $11.1 million for full year 2024, compared with $10.5 million for full year 2023, with the increase due to higher Captisol sales. Amortization of intangibles was $33.0 million for full year 2024, compared with $33.7 million for full year 2023. Research and development expenses were $21.4 million for full year 2024, compared with $24.5 million for full year 2023, with the decrease primarily attributable to lower employee-related expenses and lab supplies resulting from the Pelican Technology Holdings spin-off in September 2023. The decrease was partially offset by additional costs associated with incubating the Pelthos Therapeutics business. General and administrative expenses were $78.7 million for full year 2024, compared with $52.8 million for full year 2023. This increase was primarily driven by higher stock-based compensation expenses associated with certain executive departures in addition to investments made in building out the Company’s business development and investment team. Additionally, costs associated with incubating the Pelthos Therapeutics business contributed to the increase. Financial royalty asset impairment was $30.6 million for the full year 2024 primarily due to the impairment loss related to the discontinuation of Takeda’s soticlestat program. Fair value adjustment to partner program derivatives was $15.1 million for the full year 2024 primarily due to the discontinuation of certain Agenus partnered programs. These programs may be relicensed at a later date, and Ligand would retain its economic interest upon any relicense activity.
GAAP net loss from continuing operations was $4.0 million, or $0.22 per share, for full year 2024, compared with net income of $53.8 million, or $3.03 per diluted share, for full year 2023. GAAP net loss for full year 2024 included a $30.6 million decrease in the carrying value of the Company’s investments, primarily in connection with Takeda’s soticlestat, and a $38.6 million decrease in Ligand’s investment in Primrose Bio. Adjusted net income from continuing operations for full year 2024 was $156.0 million, or $8.25 per diluted share, compared with net income of $107.4 million, or $6.09 per diluted share, for full year 2023. Excluding the impact of gains from sales of Viking Therapeutics common stock, core adjusted net income from continuing operations for full year 2024 was $108.5 million, or $5.74 per diluted share, compared with net income of $71.7 million, or $4.06 per diluted share, for full year 2023. See the table below for a reconciliation of net income (loss) from continuing operations to core adjusted net income from continuing operations.
2025 Financial Guidance
Ligand is reaffirming the 2025 financial guidance introduced at its Investor Day on December 10, 2024. The Company continues to expect 2025 royalty revenue ranging from $135 million to $140 million, revenue from sales of Captisol ranging from $35 million to $40 million and contract revenue ranging from $10 million to $20 million. These revenue components result in a total revenue forecast of $180 million to $200 million. Ligand notes that with total revenue of $180 million to $200 million, adjusted earnings per diluted share2 are anticipated to range from approximately $6.00 to $6.25.
Fourth Quarter 2024 and Recent Business Highlights
New Royalty Investment
On February 25, 2025, Ligand announced that it closed a royalty financing agreement with Castle Creek Biosciences, a late-stage cell and gene therapy company, to support Castle Creek’s planned D-Fi (FCX-007) Phase 3 clinical study. D-Fi is an injectable autologous gene-modified cell therapy in development for the treatment of dystrophic epidermolysis bullosa (DEB), a devastating, painful, and debilitating rare genetic skin disorder. D-Fi has been granted Orphan Drug Designation from the U.S. Food and Drug Administration (FDA). Ligand led a $75 million investment in D-Fi by committing $50 million to the syndicated round. An additional $25 million was secured from a syndicate of co-investors. In return for the $75 million investment, investors will receive a high- single digit royalty which is shared on a pro-rated basis; therefore Ligand will net a mid-single digit royalty.
Portfolio Updates
Ohtuvayre
•On January 7, 2025, Verona reported that more than 3,500 unique healthcare professionals (HCPs) have prescribed Ohtuvayre and over 16,000 prescriptions were filled of which approximately one-third were patient refills in 2024. Verona received FDA approval on June 26, 2024 and Ohtuvayre became commercially available in August 2024.
•Ohtuvayre’s product specific J-code, J7601, became effective on January 1, 2025.
•In November 2024, Verona completed enrollment in a Phase 2 dose-ranging trial with glycopyrrolate, a long-acting muscarinic antagonist (LAMA), supporting a fixed-dose combination with ensifentrine for the maintenance treatment of COPD via a nebulizer. Results are expected to support initiation of a Phase 2b trial with a fixed dose combination of ensifentrine with glycopyrrolate in the third quarter of 2025.
•Verona continues to enroll subjects in a Phase 2 trial to assess the efficacy and safety of nebulized ensifentrine in patients with non-cystic fibrosis bronchiectasis (NCFBE).
Filspari
•On February 11, 2025, Travere announced completion of its Type C meeting with the FDA and plans to submit a supplemental New Drug Application (sNDA) seeking traditional approval of Filspari for focal segmental glomerulosclerosis (FSGS). The sNDA will be based on existing data from the Phase 3 DUPLEX and Phase 2 DUET studies of Filspari and is expected to be submitted around the end of the first quarter of 2025.
•On January 30, 2025, Travere’s partner, Renalys Pharma announced completion of patient enrollment in its registrational Phase 3 clinical trial of sparsentan for IgAN in Japan.
•In the fourth quarter of 2024, Travere received 693 new patient start forms (PSFs), an increase of 37% from the prior quarter, driven by growth amongst new and repeat prescribers following full approval by the FDA on September 5, 2024.
•The FDA recently accepted Travere’s sNDA requesting modification of the liver monitoring REMS requirement for Filspari in IgAN and assigned a PDUFA target action date of August 28, 2025.
•CSL Vifor launched Filspari for the treatment of IgAN in Germany, Austria, and Switzerland and recently received approval for Filspari in the UK.
Capvaxive
2 A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our adjusted earnings per diluted share.

•On January 31, 2025, Merck announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended the approval of Capvaxive (Pneumococcal 21-valent Conjugate Vaccine) for active immunization for the prevention of invasive disease and pneumonia caused by Streptococcus pneumoniae in individuals 18 years of age and older. The CHMP’s recommendation will now be reviewed by the European Commission (EC) for marketing authorization in the European Union (EU), Iceland, Liechtenstein and Norway, and a final decision is expected during the second quarter of 2025.
Qtorin Rapamycin
•On January 10, 2025, Palvella Therapeutics announced the publication of results from the Phase 2 clinical trial of Qtorin 3.9% rapamycin anhydrous gel (Qtorin rapamycin) for the treatment of microcystic lymphatic malformations (MLM) in the Journal of Vascular Anomalies.
•Palvella is currently enrolling approximately 40 subjects in SELVA, a 24-week, Phase 3, single-arm, baseline-controlled trial of Qtorin rapamycin for the treatment of MLMs.
•The FDA has granted Breakthrough Therapy Designation, Fast Track Designation, and Orphan Drug Designation to Qtorin rapamycin for the treatment of MLMs. Additionally, the SELVA study is supported by an Orphan Products Grant from the FDA’s Office of Orphan Products Development.
•On January 8, 2025, Palvella announced the first patients were dosed in TOIVA, a multicenter, Phase 2 clinical trial designed to evaluate the safety and efficacy of Qtorin rapamycin for the treatment of cutaneous venous malformations (cutaneous VMs).
•The Phase 2 TOIVA study is a single-arm, open-label, baseline-controlled clinical trial of Qtorin rapamycin administered topically once daily for the treatment of cutaneous VMs. The Phase 2 study is expected to enroll approximately 15 participants, ages six and older, at leading vascular anomaly centers across the United States.
Other Program Updates
•On January 30, 2025, Takeda announced the decision to discontinue its soticlestat (TAK-935) development program. This decision follows the June 2024 announcement that the soticlestat Phase 3 SKYLINE study in Dravet syndrome (DS) and Phase 3 SKYWAY study in Lennox-Gastaut Syndrome (LGS) missed their primary endpoints. Subsequently, Takeda discontinued the soticlestat LGS development program and engaged with the FDA around the totality of evidence for soticlestat treatment for DS. The FDA informed Takeda that the current clinical data package would not be sufficient to demonstrate substantial evidence of effectiveness to support a New Drug Application (NDA) for soticlestat in DS.
•On January 30, 2025, Sanofi announced the EMA acceptance of the regulatory submission for Tzield in children and adolescents to delay the onset of stage 3 type 1 diabetes (T1D) as well as for the early intervention of stage 3 T1D. Tzield is currently approved in the US to delay the onset of stage 3 T1D. Sanofi expects a decision in the second half of 2025.
•On January 10, 2025, Primrose Bio announced a collaboration with Serum Institute of India Pvt. Ltd. (“SIIPL”) to develop a novel multi-antigen vaccine for infections that affect millions of people globally. Both companies will contribute towards the design of the vaccine with Primrose Bio fully responsible for developing manufacturing strains using its Pfenex Expression Technology and SIIPL responsible for further development and commercialization.
•On December 16, 2024, the FDA granted SQ Innovation Inc., Tentative Approval for Lasix ONYU for the home treatment of fluid overload in congestive heart failure. Captisol is a key part of the Lasix ONYU novel high-concentration formulation of furosemide 80mg/2.67mL (30mg/mL), and Ligand is entitled to milestone payments, royalties and revenue from material sales. Tentative Approval indicates that Lasix ONYU has met the regulatory standards for quality, safety and efficacy required for approval in the United States. Full approval was precluded because the FDA had granted market exclusivity in the United States for a competing product until October 2025. SQ Innovation will seek full approval in the United States after the expiration of the regulatory exclusivity period. Lasix ONYU now expects the first products to be available on the market by the end of 2025.
•On December 13, 2024, CASI Pharmaceuticals, the exclusive marketer of Evomela in China, received a termination letter from Acrotech, which holds exclusive worldwide rights to Evomela. The letter alleges that CASI materially breached the license agreement between Acrotech and CASI failed to cure that breach. CASI may continue to distribute and sell Evomela in China for a reasonable wind down period, not to exceed 24 months.
•On November 19, 2024, Viking Therapeutics presented the final results of its Phase 2b VOYAGE trial of oral small molecule VK2809 in biopsy-confirmed non-alcoholic steatohepatitis (NASH; also referred to as metabolic dysfunction associated steatohepatitis, MASH) at the 75th Liver Meeting® 2024. At the 52-week mark, the drug reduced liver fat content by an average of 37% to 55% compared to baseline, with all treatment arms showing statistically significant improvements compared to placebo.
•On October 28, 2024, Xi’an Xintong Pharmaceuticals Research Co., Ltd was informed that the China National Medical Products Administration (NMPA) approved Xinshumu (pradefovir), an oral medication for adult patients with chronic hepatitis B (HBV). Ligand is entitled to milestone payments and a 9% royalty on worldwide net sales of Xinshumu.

Adjusted Financial Measures
Ligand reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, not as a substitute for, and does not consider such measures superior to, financial measures calculated in accordance with GAAP. The Company also reports a core calculation for each of the foregoing measures which excludes any realized gain from sales of Viking Therapeutics common stock. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and non-GAAP adjusted financial measures included at the end of this press release. A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculations of our adjusted earnings per diluted share, which we expect to have a significant impact on our future GAAP financial results.

Conference Call
Ligand management will host a conference call and webcast today beginning at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 (North America toll-free number) using the conference ID 8755336. International participants outside of Canada may use the toll number (646) 307-1963 and use the same conference ID. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to attempt to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. We operate two infrastructure-light royalty generating technology IP platform technologies. Our Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our NITRICIL™ platform technology facilitates tunable dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X @Ligand_LGND.
We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.
Forward-Looking Statements
This news release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners, including the expected commercial launch of ZELSUVMI or any other product; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2025 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its guidance for 2025; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully commercialize Pelthos’ berdazimer gel (10.3%) program and may not be able to outlicense or sell Pelthos’ other programs or assets (including the NITRICIL technology platform) acquired during the 2023 Novan acquisition or may be unable to execute a strategic transaction involving Pelthos; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, or the new presidential administration in the U.S., and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Capvaxive, a Merck product, Filspari, a Travere Therapeutics product, Ohtuvayre, a Verona Pharma product, Qtorin rapamycin, a Palvella Therapeutics product candidate, Lasix ONYU, an SQ Innovation product candidate, Xinshumu, a Xi'an Xintong product, VK2809, a Viking Therapeutics product candidate, Evomela, a CASI Pharmaceuticals product, and soticlestat, a Takeda product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and ZELSUVMI. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues and other income:
Revenue from intangible royalty assets	$27,817	$22,463	$95,329	$83,910
Income from financial royalty assets	6,990	23	13,444	1,049
Royalties	34,807	22,486	108,773	84,959
Captisol	7,916	3,922	30,883	28,372
Contract revenue and other income	89	1,693	27,477	17,983
Total revenues and other income	42,812	28,101	167,133	131,314
Operating costs and expenses:
Cost of Captisol	2,837	1,641	11,074	10,512
Amortization of intangibles	8,258	8,338	32,959	33,654
Research and development	4,425	5,488	21,425	24,537
General and administrative	25,605	15,992	78,654	52,790
Financial royalty assets impairment	4,081	—	30,572	—
Fair value adjustments to partner program derivatives	7,243	—	15,055	—
Total operating costs and expenses	52,449	31,459	189,739	121,493
Gain on sale of Pelican	—	—	—	(2,121)
Operating income (loss) from continuing operations	(9,637)	(3,358)	(22,606)	11,942
Non-operating income and expenses:
Gain from short-term investments	(23,899)	16,025	75,024	46,365
Interest income, net	1,048	1,562	5,018	7,055
Other non-operating expense, net	(6,712)	2,868	(54,918)	(1,702)
Total non-operating (expenses) income, net	(29,563)	20,455	25,124	51,718
Income before income tax from continuing operations	(39,200)	17,097	2,518	63,660
Income tax benefit (expense)	8,112	1,091	(6,550)	(9,841)
Net income (loss) from continuing operations	(31,088)	18,188	(4,032)	53,819
Net loss from discontinued operations	—	—	—	(1,665)
Net income (loss):	$(31,088)	$18,188	$(4,032)	$52,154

Basic net income (loss) from continuing operations per share	$(1.64)	$1.04	$(0.22)	$3.11
Basic net loss from discontinued operations per share	$—	$—	$—	$(0.10)
Basic net income (loss) per share	$(1.64)	$1.04	$(0.22)	$3.02
Shares used in basic per share calculation	18,974	17,466	18,290	17,298

Diluted net income (loss) from continuing operations per share	$(1.64)	$1.03	$(0.22)	$3.03
Diluted net loss from discontinued operations per share	$—	$—	$—	$(0.09)
Diluted net income (loss) per share	$(1.64)	$1.03	$(0.22)	$2.94
Shares used in diluted per share calculation	18,974	17,676	18,290	17,757

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$256,165	$170,309
Accounts receivable, net	38,376	32,917
Inventory	14,114	23,969
Income tax receivable	4,073	6,395
Other current assets	18,831	3,839
Total current assets	331,559	237,429

Goodwill and other intangible assets, net	371,898	402,976
Long-term portion of financial royalty assets, net	185,024	62,291
Noncurrent derivative assets	10,583	3,531
Property and equipment, net	15,133	15,607
Operating lease right-of-use assets	6,907	6,062
Finance lease right-of-use assets	2,766	3,393
Equity method investment in Primrose Bio	—	12,595
Other investments	10,908	36,726
Deferred income taxes, net	72	214
Other assets	6,924	6,392
Total assets	$941,774	$787,216

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$33,139	$14,894
Income tax payable	1,199	—
Deferred revenue	1,278	1,222
Current contingent liabilities	206	256
Current operating lease liabilities	1,266	403
Current finance lease liabilities	24	7
Total current liabilities	37,112	16,782

Long-term contingent liabilities	3,475	2,942
Long-term operating lease liabilities	5,815	5,755
Deferred income taxes, net	32,524	31,622
Other long-term liabilities	32,409	29,202
Total liabilities	111,335	86,303

Total stockholders' equity	830,439	700,913
Total liabilities and stockholders' equity	$941,774	$787,216

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Net income (loss) from continuing operations	$(31,088)	$18,188	$(4,032)	$53,819
Adjustments:
Share-based compensation expense	7,524	5,721	41,089	25,743
Non-cash interest expense (1)	786	81	2,724	240
Amortization of intangible assets	8,258	8,338	32,959	33,654
Amortization of financial royalty assets (2)	3,824	(23)	10,811	(1,049)
Change in contingent liabilities (3)	(310)	(397)	683	(265)
Pelthos operating loss	4,386	5,183	20,879	5,520
Transaction costs	—	(210)	—	3,078
Loss (gain) from short-term investments	23,899	(16,025)	(75,024)	(46,365)
Realized gain (loss) from short-term investments	(21)	7,180	59,897	44,377
Gain on sale of Pelican	—	—	—	(2,121)
Provision for current expected credit losses on financial royalty assets	(852)	405	(4,315)	3,595
Impairment of financial royalty assets (4)	4,081	—	30,572	924
Decrease in investments in Primrose Bio (5)	1,245	1,761	38,609	1,829
Loss (gain) from derivative assets	12,478	(250)	27,133	(250)
Other (6)	3,627	94	7,701	780
Income tax effect of adjusted reconciling items above	(12,478)	816	(34,158)	(9,144)
Discrete tax expense related to increase in unrecognized tax benefits (7)	—	(7,206)	426	(7,206)
Excess tax benefit (shortfall) from share-based compensation (8)	(139)	757	87	228
Adjusted net income from continuing operations	$25,220	$24,413	$156,041	$107,387
Realized gain from sales of VKTX stock, net of tax	—	(5,780)	(47,563)	(35,720)
Core adjusted net income from continuing operations	$25,220	$18,633	$108,478	$71,667

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$(1.64)	$1.03	$(0.22)	$3.03
Adjustments:
Share-based compensation expense	0.38	0.32	2.17	1.46
Non-cash interest expense (1)	0.04	—	0.14	0.01
Amortization of intangible assets	0.41	0.47	1.74	1.91
Amortization of financial royalty assets (2)	0.19	—	0.57	(0.06)
Change in contingent liabilities (3)	(0.02)	(0.02)	0.04	(0.02)
Pelthos operating loss	0.22	0.29	1.10	0.31
Transaction costs	—	(0.01)	—	0.17
Loss (gain) from short-term investments	1.20	(0.91)	(3.97)	(2.63)
Realized gain (loss) from short-term investments	—	0.41	3.17	2.52
Gain on sale of Pelican	—	—	—	(0.12)
Provision for current expected credit losses on financial royalty assets	(0.04)	0.02	(0.23)	0.21
Impairment of financial royalty assets (4)	0.21	—	1.62	0.05
Decrease in investments in Primrose Bio (5)	0.06	0.10	2.04	0.10
Loss from derivative assets	0.63	(0.01)	1.43	(0.01)
Other (6)	0.19	0.01	0.42	0.05
Income tax effect of adjusted reconciling items above	(0.63)	0.05	(1.80)	(0.49)

Discrete tax expense related to increase in unrecognized tax benefits (7)	—	(0.41)	0.02	(0.41)
Excess tax benefit (shortfall) from share-based compensation (8)	(0.01)	0.04	—	0.01
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.08	—	0.01	—
Adjusted diluted net income per share from continuing operations	$1.27	$1.38	$8.25	$6.09
Realized gain from sales of VKTX stock, net of tax	—	(0.33)	(2.51)	(2.03)
Core adjusted diluted net income per share from continuing operations	$1.27	$1.05	$5.74	$4.06

GAAP - weighted average number of common shares - diluted	18,974	17,676	18,290	17,757
Shares excluded due to anti-dilutive effect on GAAP net loss	931	—	619	—
Diluted effect of the 2023 Notes (9)	—	—	—	(119)
Adjusted weighted average number of common shares - diluted	19,905	17,676	18,909	17,638

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan asset acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility and convertible debt instruments that were settled in cash.
(2) Amounts represent the adjustments to the effective interest income recognized to total contractual payments recognized in the period.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent the impairment of financial royalty assets primarily related to the discontinuation of Takeda’s soticlestat program.
(5) In June 2024, Primrose Bio announced a Series B preferred share offering. Management applies the measurement alternative for its investment in the Series A preferred shares of Primrose Bio. Management concluded the Series B financing was a relevant transaction for determining an observable price change and revalued its Series A investment resulting in a downward adjustment of $25.8 million in the price of the Series A shares during the fiscal year 2024. The unrealized loss on the Series A preferred shares was an indicator that the losses in common shares (equity method investment) are other than temporary. As a result, management recorded a $5.8 million impairment charge to its equity method investment in addition to Ligand's share of the net loss of Primrose Bio recognized during fiscal year 2024.
(6) Amounts primarily relate to loss on other investment and restructuring costs.
(7) Amounts represent discrete tax benefit related to the release of FIN48 reserves associated with certain R&D tax credits during the fourth quarter of 2023 due to the lapse of applicable statute of limitation.
(8) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.
(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method. The 2023 Notes were fully paid off on May 15, 2023, the debt maturity date.

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